EXHIBIT 10.2

FOURTH AMENDMENT TO THE
PATTERSON-UTI ENERGY, INC. 2005 LONG-TERM INCENTIVE PLAN

THIS AGREEMENT is by Patterson-UTI Energy, Inc. (the “Sponsor”),

W I T N E S S E T H:

WHEREAS, the Sponsor maintains the Plan known as the “Patterson-UTI Energy, Inc. 2005 Long-Term Incentive Plan” (as amended, the “Plan”); and

WHEREAS, the Sponsor retained the right in Section 12.1 of the Plan to amend the Plan from time to time; and

WHEREAS, the Board of Directors of the Sponsor approved resolutions on March 9, 2010 to amend the Plan;

NOW, THEREFORE, the Sponsor agrees that, effective as of, and contingent upon, the approval of the Company’s stockholders of the Third Amendment to the Patterson-UTI Energy, Inc. 2005 Long-Term Incentive Plan, the Plan is hereby amended as follows:

1. Sections 2.5, 2.6, 2.7, 2.8, 2.9, 2.10, 2.11, 2.12, 2.13, 2.14, 2.15, 2.16, 2.17, 2.18, 2.19, 2.20, 2.21, 2.22, 2.23, 2.24, 2.25, 2.26, 2.27, 2.28, 2.29, 2.30 and 2.31 are hereby renumbered as Sections 2.6, 2.7, 2.8, 2.9, 2.10, 2.11, 2.12, 2.13, 2.14, 2.15, 2.16, 2.17, 2.18, 2.19, 2.20, 2.21, 2.22, 2.23, 2.24, 2.25, 2.26, 2.27, 2.28, 2.29, 2.30, 2.31 and 2.32, respectively, and a new Section 2.4 is hereby added to the Plan to provide as follows:

2.4 “Change of Control of the Company” shall mean the occurrence of any of the following after April 26, 2010:

i.	The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) (a “Covered Person”) of beneficial ownership (within the meaning of rule 13d-3 promulgated under the Exchange Act) of 35% or more of either (A) the then outstanding shares of the common stock of the Company (the “Outstanding Company Common Stock”), or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i) of this Section 2.4, the following acquisitions shall not constitute a Change of Control of the Company: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company, or (D) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (iii) of this Section 2.4; or

ii.	Individuals who, as of April 26, 2010, constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a director subsequent to April 26, 2010 whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Covered Person other than the Board; or

iii.	Consummation of (xx) a reorganization, merger or consolidation or sale of the Company or any subsidiary of the Company, or (yy) a disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, direct or indirectly, more than 65% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Covered Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 35% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or, if earlier, of the action of the Board of Directors, providing for such Business Combination.

2. Section 3.1(a) of the Plan is hereby amended and restated in its entirety as follows:

3.1 Number of Shares. (a)  Subject to adjustment as provided in Section 12.2 and this Section 3.1, the total number of Shares authorized for grant under the Plan shall be 15,250,000, reduced by the total number of Shares subject to any options or awards granted under the Prior Plans during the period commencing on January 1, 2005 and ending on the effective date of this Plan (the “Pre-Effective Period”). Any Shares that are subject to Awards of Options or Stock Appreciation Rights, whether granted under this Plan or a Prior Plan during the Pre-Effective Period, shall be counted against this limit as one (1) Share for every one (1) Share granted. Any Shares that are subject to Awards other than Options or Stock Appreciation Rights, whether awarded under this Plan prior to June 5, 2008 or a Prior Plan during the Pre-Effective Period, shall be counted against this limit as one and six tenths (1.6) Shares for every one (1) Share awarded. Any Shares that are subject to Awards other than Options or Stock Appreciation Rights awarded under this Plan on or after June 5, 2008 but prior to April 26, 2010 shall be counted against this limit as two (2) Shares for every one (1) Share awarded. Any Shares that are subject to Awards other than Options or Stock Appreciation Rights awarded under this Plan on or after April 26, 2010 shall be counted against this limit as one and 35 one-hundredths (1.35) Shares for every one (1) Share awarded. In connection with the granting of a Performance Unit denominated in dollars, the number of Shares that shall be counted against this limit shall be an amount equal to the quotient of (i) the dollar amount in which the Performance Unit is denominated, divided by (ii) the Fair Market Value of a Share on the date the Performance Unit is granted.

3. Section 3.1(d) of the Plan is hereby amended and restated in its entirety as follows:

(d) Any Shares that again become available for grant pursuant to this Article shall be added back as (w) one (1) Share if such Shares were subject to Options or Stock Appreciation Rights granted under the Plan or options or stock appreciation rights granted under the Prior Plans, (x) as one and six tenths (1.6) Shares if such Shares were subject to Awards other than Options or Stock Appreciation Rights granted under the Plan or under Prior Plans that are forfeited, expire or otherwise terminate prior to June 5, 2008, (y) as two (2) Shares if such Shares were subject to Awards other than Options or Stock Appreciation Rights granted under the Plan or under Prior Plans that are forfeited, expire or otherwise terminate on or after June 5, 2008 but prior to April 26, 2010 or (z) as one and thirty-five one-hundredths (1.35) Shares if such Shares were subject to Awards other than Options or Stock Appreciation Rights granted under the Plan or under Prior Plans that are forfeited, expire or otherwise terminate on or after April 26, 2010.

4. A new Section 5.9 is hereby added to the Plan immediately following Section 5.8 of the Plan to provide as follows:

5.9 No Repricing. Notwithstanding anything in the Plan to the contrary, except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of outstanding Awards may not be amended to reduce the option price of outstanding Options or cancel outstanding Options in exchange for cash, other awards or Options with an option price that is less than the option price of the original Options without stockholder approval.

5. A new Section 6.3 is hereby added to the Plan immediately following Section 6.2 of the Plan to provide as follows:

6.3 No Repricing. Notwithstanding anything in the Plan to the contrary, except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of outstanding awards may not be amended to reduce the exercise price of outstanding Stock Appreciation Rights or cancel outstanding Stock Appreciation Rights in exchange for cash, other awards or Options or Stock Appreciation Rights with an exercise price that is less than the exercise price of the original Stock Appreciation Rights without stockholder approval.

6. A new Section 9.5 is hereby added to the Plan immediately following Section 9.4 of the Plan to provide as follows:

9.5 Performance Award Dividend Equivalents. Subject to the provisions of the Plan and any Award Agreement, the Committee in its sole discretion may award currently or on a deferred basis, Dividend Equivalents with respect to the number of Shares covered by a Performance Unit or Performance Share Award, provided, that such Dividend Equivalents (if any) shall be deemed to have been reinvested in additional Shares or Units and shall provide that such Dividend Equivalents are subject to the same performance conditions as the underlying Award.

7. The parenthetical “(as that term may be defined therein)” shall be deleted where it appears in Section 11 of the Plan and the word “For” in the sentence “For purposes of the Plan, a ‘Change of Control’ shall mean an event described in an Award Agreement evidencing the Award or such other event as determined in the sole discretion of the Board” shall be deleted where it appears in Section 11 of the Plan and such word shall be replaced with the phrase “Effective with respect to Awards granted prior to April 26, 2010, for”.

8. Section 12.5 of the Plan is hereby amended and restated in its entirety and a new Section 12.6 is hereby added to the Plan immediately following Section 12.5 of the Plan to provide as follows:

12.5. Deferral. The Committee shall be authorized to establish procedures pursuant to which the payment of any Award may be deferred. Such deferrals shall be administered in a manner that is intended to comply with Section 409A of the Code and shall be construed and interpreted in accordance with such intent.

12.6 Dividend Equivalents. Subject to the provisions of the Plan and any Award Agreement, the recipient of an Award (including any deferred Award) may, if so determined by the Committee, be entitled to receive, currently or on a deferred basis, cash, stock or other property dividends, or cash payments in amounts equivalent to cash, stock or other property dividends on Shares (“Dividend Equivalents”) with respect to the number of Shares covered by the Award, as determined by the Committee, in its sole discretion. The Committee may provide that such amounts and Dividend Equivalents (if any) shall be deemed to have been reinvested in additional Shares or otherwise reinvested and may provide that such amounts and Dividend Equivalents are subject to the same vesting conditions as the underlying Award; provided, however, that with respect to Dividend Equivalents (if any) awarded in connection with a Performance Unit Award or Performance Share Award, such Dividend Equivalents (if any) shall be deemed to have been reinvested in additional Shares or Units and shall provide that such Dividend Equivalents are subject to the same performance conditions as the underlying Award.

9. The cross reference to “Section 2.5” in Section 2.9 shall be replaced with a cross reference to “Section 12.6”

Approved and Adopted by the Board of Directors March 9, 2010

Effective April 26, 2010